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                                                                   Exhibit 3.2


                                     BY-LAWS
                                       of
                      COMPOST AMERICA HOLDING COMPANY, INC.
                          (As amended October 30, 1997)

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Section 1. Annual Meeting of Shareholders. The annual meeting of shareholders shall be held at 10:00 a.m. on October 1 of each year upon not less than 10 nor more than 60 days written notice of the time, place and purposes of the meeting at the principal office of the Corporation (or at such time and place as shall be specified in the notice of the meeting) in order to elect directors of the Corporation and transact such other business as shall come before the meeting. If that date is a legal holiday or falls upon the weekend, the meeting shall be held at the same hour on the next succeeding business day.

Section 2. Special Meeting of Shareholders. Special meetings of shareholders may be called for any reason by the President or a majority of the Board. Special meetings shall be held at such place and time as shall be specified in the notice of meeting which shall be forwarded to all shareholders not less than 10 nor more than 60 days prior to the meeting date.

Section 3. Action without Shareholders Meeting. Meetings of the shareholders may be dispensed with, and any action requiring shareholder approval accomplished, by the execution of a written consent in lieu of such meeting signed by all shareholders who have been entitled to vote upon such action if the meeting had been held.

Section 4. Board of Directors; Regular Meeting. The number of Directors shall be not more than fifteen (15) nor less than three (3). A regular meeting of the Board of Directors for the election of officers and such other business as may come before the meeting shall be heard without notice immediately following the annual shareholders meeting and at such place. The Board may provide for additional meetings, without notice, as called by the President or approved by resolution adopted at any meeting of the Board.

Section 5. Special Meeting of the Board. Special meetings of the Board may be called, for any reason, by the President or a majority of the Board. Such meetings shall be held upon two days notice given personally or by telephone. Such notice shall specify the time and place of the meeting.

Section 6. Action Without a Meeting. The Board may act without a meeting if, prior to or subsequent to such action, each member of the Board shall consent in writing to such action.. Such written consent shall be filed with the minutes of the Corporation.

Section 7. Quorum of Board of Directors. A majority of the Board of Directors, which shall include the Corporation's President, shall constitute a quorum.
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Section 8. Vacancies in the Board of Directors. Any vacancy shall be filled by a majority vote of the Directors.

Section 9. Waiver of Notice. Any notice required by these By-Laws, the Certificate of Incorporation, or by the New Jersey Business Corporation Act or any other such legislation or laws, may be waived by a writing signed by the person(s) entitled to such notice either by or after the time state therein. Any Director or Shareholder attending a meeting without protest, prior to its conclusion, shall be deemed to have waived any protest for or about such lack of notice.

Section 10. Officers. At its regular meeting following the annual meeting of Shareholders, the Board shall elect a Chairman, a President, a Treasurer, a Secretary and such other officers as it shall deem necessary. One person may hold two or more positions. The Chairman and the President shall be Directors but other officers need not be Directors.

Section 11. Duties and Authority of Chairman of the Board. The Chairman of the Board shall chair all meetings of the Board of Directors and Shareholders. The Chairman shall carry out the additional responsibilities which are specially assigned to the Chairman by the Board of Directors and shall have such other powers as are usually incident to the position as authorized or required by law.

Section 12. Duties and Authority of President. The President shall be the executive officer of the Corporation. That person shall have general charge and supervision over and responsibility for the business and affairs of the Corporation. Unless otherwise directed by the Board, all other officers, except the Chairman of the Board, shall be subject to the authority and supervision of the President. The President may enter into and execute in the name of the Corporation contracts or other instruments in the regular course of business, or contracts or other instruments not in the regular course of business which are authorized, either generally or specifically by the Board. The President shall have the general powers and duties of management usually vested in the office of a President of a Corporation.

Section 13. Duties and Authority of Treasurer. The Treasurer shall have the custody of funds and securities of the Corporation and shall keep or cause to be kept regular books of account for the Corporation. The Treasurer shall perform such other duties and possess such other powers as are incident to the office or as shall be assigned by the President or the Board.

Section 14. Duties and Authority of Secretary. The Secretary shall cause notices of all meetings to be served as prescribed in these By-Laws and shall keep or cause to be kept the minutes of all meetings of the shareholders and the Board. The Secretary shall have charge of the seal of the Corporation, co-sign all contracts or other instruments binding the Corporation as witness, co-sign all checks in excess of $5,000.00, and perform such other duties as are incident to the office or assigned by the President or the Board.
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Section 15. Amendments to By-Laws. These By-Laws may be altered, amended or repealed by the Shareholders or the Board. Any By-Laws adopted, altered, amended or repealed by the Shareholders may be amended by the Board, unless the resolution of the Shareholders adopting such By-Laws expressly reserves the right to amend or repeal it to the Shareholders.

Section 16. Fiscal Year. The Fiscal Year of the Corporation shall be the calendar year.

Section 17. Force and Effect of By-Laws. These By-Laws are subject to the provisions of the New Jersey Business Corporation Act, as amended from time to time, and the Corporation's Certificate of Incorporation, as it may also be amended. If any provision in these By-Laws is inconsistent with a provision of the Act or the Certificate of Incorporation, the provision of the Act or Certificate of Incorporation shall govern to the extent of such inconsistency.